Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Nasdaq, Inc.

(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum aggregate offering price	Fee Rate	Amount of registration fee

Other	Deferred Compensation Obligations (1)	457(h)	$60,000,000 (2)	100%	$60,000,000	0.0000927	$5,562

Total Offering Amounts					$60,000,000		$5,562

Total Fee Offsets							$0.00

Net Fee Due							$5,562

(1)

The deferred compensation obligations are unsecured obligations of the registrant to pay up to $60,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.